UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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KINGSTONE COMPANIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS OF
KINGSTONE COMPANIES, INC.
TO BE HELD ON AUGUST 7, 2019

This proxy statement supplement (this “Supplement”), dated July 26, 2019, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Kingstone Companies, Inc. (the “Company”) dated June 28, 2019 and made available to stockholders in connection with the 2019 Annual Meeting of Stockholders to be held on August 7, 2019 (the “Annual Meeting”).  Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS
SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

Withdrawal of Nominee for Election as Director

As previously disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 19, 2019 (the “Form 8-K”), Dale A. Thatcher retired and resigned from his positions of Chief Executive Officer and President of each of the Company and Kingstone Insurance Company (“KICO”), effective July 19, 2019.  At such time, Mr. Thatcher also resigned his position on the Board of Directors of each of the Company and KICO.  Accordingly, Mr. Thatcher’s name has been withdrawn from nomination for re-election to the Board of Directors (the “Board”) of the Company at the Annual Meeting.

The six nominees for election to the Board at the Annual Meeting are Barry B. Goldstein, Jay M. Haft, Floyd R. Tupper, William L. Yankus, Carla A. D’Andre, and Timothy P. McFadden.

Appointment of New Chief Executive Officer

Effective July 19, 2019, the Board appointed Barry B. Goldstein, Former Chief Executive Officer and Executive Chairman of the Board, to the position of Chief Executive Officer and President of each of the Company and KICO.  As Executive Chairman of the Board, Mr. Goldstein stands for re-election to the Board at the Annual Meeting.  Mr. Goldstein’s biography and the specific experience, qualifications, attributes, and skills that led the Board to recommend him as a nominee for director are included in the Proxy Statement.

The Board of Directors recommends a vote FOR all nominees.

Compensation Arrangements

As previously disclosed in the Form 8-K, in connection with his retirement and resignation, Mr. Thatcher entered into an Agreement and General Release (the “Separation Agreement”) with each of the Company and KICO.  Pursuant to the Separation Agreement, the Company and KICO shall collectively provide the following payments and benefits to Mr. Thatcher in full satisfaction of all payments and benefits and other amounts due to him under the terms of the existing employment agreements upon his separation from employment: (i) an amount equal to $381,111.11 (representing the amount of base salary he would have received had he remained employed through

March 31, 2020); (ii) an amount equal to $5,000 in full satisfaction for any bonus payments payable under the existing employment agreements; (iii) continuing group health coverage commencing on the Separation Date (July 19, 2019) and ending on March 31, 2020; and (iv) continued vesting of all previously granted but unvested stock awards as of the Separation Date (Mr. Thatcher shall not be entitled to any further grants of stock awards after the Separation Date).  In addition, the Company and KICO agreed to provide Mr. Thatcher with a severance payment of $20,000 in consideration for a release.  As required by the employment agreements, Mr. Thatcher covenanted that, for a period of three years following the Separation Date, he shall not accept any operating executive role with another property and casualty insurance company.

A description of Mr. Goldstein’s employment agreement is set forth in the Proxy Statement.  If new or modified compensation terms are determined for Mr. Goldstein, the Company will update this information accordingly.

Voting Matters

Other than Mr. Thatcher, the six nominees named in the Notice of Internet Availability of Proxy Materials (the “Notice”) and Proxy Statement will stand for election to the Board at the Annual Meeting.  None of the other proposals set forth in the Notice and Proxy Statement, or votes cast thereon, are affected by this Supplement.  Any votes that were submitted with instructions to vote for all of the Board’s nominees will be voted for the remaining six nominees.  Any votes submitted with instructions to vote for, or cumulate votes for, Mr. Thatcher will be disregarded.  For stockholders that have already delivered a proxy or voted and do not wish to change their proxy instructions or votes, no action is necessary.  Stockholders that wish to change their votes may revoke a previously submitted proxy pursuant to the instructions set forth in the Proxy Statement.

The Notice and Proxy Statement and this Supplement are available at www.kingstonecompanies.com by clicking on the Investor Relations tab then clicking on SEC Filings.  This Supplement is being made available on or about July 26, 2019.

By order of the Board of Directors,

Floyd R. Tupper
Secretary
Kingston, New York
July 26, 2019